FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 12, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Adds New Kutno Concession in Poland

Salt Lake City, April 12, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today announced that it has acquired a new concession in central Poland covering 284,000 acres. The area encompasses a Rotliegend mega-structure (“Kutno”) with an estimated aerial extent of between 100 and 150 square kilometers (25,000 to 37,000 acres). Depth of the structure is estimated at approximately 6,000 meters (19,200 feet). The amplitude of the structure is interpreted to be at least 150 meters (480 feet).

“We are excited to have been granted this important high potential, high risk opportunity which builds further upon our unique position in Poland,” said Richard Hardman, Director and Senior Technical Advisor to FX Energy. “The Kutno prospect is a major structure, defined by 2-D seismic, and is one of a series of very interesting opportunities we have been pursuing in Poland.”

The work done to date suggests that the preserved porosity could range between 5% and 14%, giving a potential of gas in place of between 5 and 10 trillion cubic feet. FX Energy owns a 100% interest in the Kutno concession.

In September of 1979 the Polish Oil and Gas Company initiated drilling of the Kutno structure with a planned depth of 6,100 meters. After almost four years of drilling and mechanical difficulties with inferior equipment, the well was abandoned in 1983 at a depth of 5,966 meters approximately 150 meters from the objective.

“Although the Kutno structure has long been known as one of the largest targets onshore Europe, it has never been tested due to the risk and the high cost of drilling a well to this depth. However, because of the tight gas supplies throughout Europe, several companies are reexamining the potential of this type of onshore, deep gas play. We will be soliciting industry participation for this project,” said Andy Pierce, VP of Operations for FX Energy.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over three million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports.